Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports, dated November 27, 2018, with respect to (i) the statements of financial condition of SPDR® Gold Trust, including the schedules of investment, as of September 30, 2018 and 2017, and the related statements of operations, cash flows and changes in net assets for each of the years in the three-year period ended September 30, 2018, and the related notes, and (ii) the effectiveness of internal control over financial reporting as of September 30, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ KPMG LLP

New York, New York

August 9, 2019